Exhibit 4.3

NATIONAL STORM MANAGEMENT, INC.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of December 28, 2005, among National Storm Management, Inc., a Nevada corporation (the “Company”), and the purchasers identified on the signature pages hereto (each a “Purchaser” and collectively the “Purchasers”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers, and the Purchasers, severally and not jointly, desire to purchase from the Company in the aggregate, up to $150,000 of Common Stock, together with Warrants to purchase additional shares of Common Stock equal to 100% of the number of shares of Common Stock purchased hereunder (each unit of one share of Common Stock and one Warrant to purchase one share of Common Stock is referred to herein as a “Unit”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.
DEFINITIONS

1.1                    Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

“Authorization” shall have the meaning ascribed to such term to Section 3.1(e).

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Illinois are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Units pursuant to Section 2.1.

“Closing Date” means the date of the Closing.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Disclosure Materials” shall have the meaning ascribed to such term in Section 3.1(h).

“Disclosure Schedules” means the Disclosure Schedules attached hereto.

“Effective Date” means the date that the Registration Statement is first declared effective by the Commission.

“Effectiveness Period” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(u).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Governmental Entity” shall have the meaning ascribed to such term in Section 3.1(e).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Law” shall have the meaning ascribed to such term in Section 3.1(e).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” shall have the meaning ascribed to such term in Section 3.1(a).

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Order” shall have the meaning ascribed to such term in Section 3.1(d).

“Per Unit Purchase Price” equals $[.15], subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and each Purchaser, in the form of Exhibit A hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Shares.

“Regulation D” shall have the meaning ascribed to such term in Section 3.1(ff).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1 (h).

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser, the amounts specified as the Subscription Amount and set forth on Schedule A hereto, in United States dollars and in immediately available funds.

“Subsidiary” means any “significant subsidiary” as defined in Rule l-02(w) of Regulation S-X promulgated by the Commission under the Exchange Act.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Illinois Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market (the Nasdaq National Market and Nasdaq SmallCap Market, “NASDAQ”).

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Warrant and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means Common Stock Purchase Warrants, in the form of Exhibit B, issuable to the Purchasers at Closing, which warrants shall be exercisable immediately and have an exercise price equal to $[.20] per share of Common Stock and a term of exercise of five (5) years.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1                    Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing, each Purchaser shall purchase, severally and not jointly, and the Company shall issue and sell, to each Purchaser such number of Units set forth opposite such Purchaser’s name as the Subscription Amount on Schedule A hereto at the Per Unit Purchase Price. The Closing shall occur at the offices of Schwartz, Cooper, Greenberger & Krauss Chtd., 180 North LaSalle Street, Suite 2700, Chicago, Illinois 60601 on December 28, 2005, or on such other date and at such other location as the Company and Purchasers shall mutually agree.

2.2                    Closing Deliveries.

(a)                      At the Closing the Company shall deliver or cause to be delivered to each Purchase the following:

(i)                         this Agreement duly executed by the Company;

(ii)                      a certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Unit Purchase Price, registered in the name of such Purchaser;

(iii)                   a Warrant, registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire up to the number of shares of Common Stock equal to 100% of the number of Shares purchased at the Closing and set forth opposite such Purchaser’s name on Schedule A hereto;

(iv)                  the Registration Rights Agreement duly executed by the Company; and

(b)                     At the Closing each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)                         this Agreement duly executed by such Purchaser,

(ii)                      such Purchaser’s Subscription Amount by wire transfer to the account designated in writing by the Company;

(iii)                   the Registration Rights Agreement duly executed by such Purchaser; and

(iv)                  completed Purchaser Instructions and Purchaser Information and all attachments, in the form attached as Exhibit B hereto, completed by such Purchaser.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1                    Representations and Warranties of the Company. Except as set forth in the SEC Reports or under the corresponding section of the Disclosure Schedules delivered concurrently herewith, the Company hereby makes the following representations and warranties as of the date hereof and as of the Closing Date to each Purchaser:

(a)                      Subsidiaries. The Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any lien, charge, security interest, encumbrance, right of first refusal or other restriction (collectively, “Liens”), and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b)                     Organization and Qualification. Each of the Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as described in the Disclosure Materials. Each Subsidiary is a direct or indirect wholly owned

Subsidiary of the Company. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified or licensed to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to (i) result in a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) result in a material adverse effect on the results of operations, assets, business or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) adversely impair the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c)                      Authorization; Enforcement. The Company has the requisite corporate power and authority to execute and deliver each of the Transaction Documents and to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is party and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents to which it is a party by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company or its stockholders in connection therewith. Each Transaction Document including this Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) with respect to indemnification and contribution in Section 4.9 hereof, as limited by laws, or public policy underlying such laws.

(d)                     No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected; (iii) to the Company’s knowledge, conflict with, or result in or constitute any violation of, any award, decision, judgment, decree, injunction, writ, order, subpoena, ruling, verdict or arbitration award entered, issued, made or rendered by any federal, state, local or foreign government or any other Governmental Entity (each an “Order”), or any Law, applicable to the Company or any of its Subsidiaries, or to any of their respective properties or assets, or to any Securities; (iv) result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the properties or assets of the Company or any of its subsidiaries, or on any of the Securities; or (v) conflict with, or result in or constitute any violation of, or result in the termination, suspension or revocation of, any Authorization applicable to the Company or any of its subsidiaries, or to any of their respective properties or assets, or to any of the Securities, or result in any other impairment of the rights of the holder of any such Authorization; except in the case of each of clauses (ii),

(iii), (iv) and (v), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)                      Filings, Consents and Approvals. Assuming the accuracy of the representation of each Purchaser set forth in Section 3.2 hereof, to registration (including any registration under the Securities Act) or filing with, or any notification to, or any approval, permission, consent, ratification, waiver, authorization, order, finding of suitability, permit, license, franchise, exemption, certification or similar instrument or document (each, an “Authorization”) of or from, any court, arbitral tribunal, arbitrator, administrative or regulatory agency or commission or other governmental or regulatory authority, agency or governing body, domestic or foreign, including without limitation any Trading Market (each, a “Governmental Entity”), or any other person, or under any statute, law, ordinance, rule, regulation or agency requirement of any Governmental Entity, (each, a “Law”), on the part of the Company or any of its subsidiaries is required in connection with the execution or delivery by the Company of the Transaction Documents or the performance by the Company of its obligations under each of the Transaction Documents except (i) as would not have a Material Adverse Effect on the Company or its performance of its obligations under the Transaction Documents and (ii) Form D and blue sky filings and (iii) the filings contemplated by the Transaction Documents.

(f)                        Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens, except for such restrictions on transfer or ownership imposed by applicable federal or state securities laws or set forth in this Agreement. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.

(g)                     Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares, 200,000,000 shares of which are common stock, $0.001 par value per share and 0 shares of which are preferred stock. As of the date hereof and immediately prior to the transactions contemplated hereby, there are 48,258,689 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. Other than as contemplated in this Agreement, the Company has not issued any capital stock since December 20, 2005 other than pursuant to the exercise of (i) stock options or restricted grants held by employees, officers, directors, or consultants, whether or not pursuant to the Company’s equity incentive plans or stock option plans, or (ii) the issuance of shares of Common Stock to employees pursuant to the Company’s equity incentive plans, stock option plans, stock option agreements, restricted stock agreements, stock ownership plans or dividend reinvestment plans, or (iii) Regulation S sales with respect to Ischian Services pursuant to that certain Regulation S Stock Purchase Agreement dated July 8, 2005, which was cancelled and (iv) Stock Agreement with Interium Capital, Inc. pursuant to which it has been granted options for 2,000,000 shares at a strike price of $0.75. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as disclosed above in this section and in the filings with Pink Sheets LLC, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the shares of Common Stock being issued to the Purchasers hereunder) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(h)                     SEC Reports; Financial Statements. The Company is not required to file reports under the Securities Act and the Exchange Act, being collectively referred to herein as the “SEC Reports” and, together with the Disclosure, Schedules to this Agreement, the “Disclosure Materials”). As of their respective dates, the SEC Reports, if any, complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports, if any, and on the Pink Sheets, LLC comply in all material respects with applicable accounting requirements as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. All material agreements to which the Company and its Subsidiaries are a party or to which any of their respective property or assets are subject that are required to be filed with respect to the rules and regulations of Pink Sheets, LLC are included as a part of, or specifically identified in, such filings.

(i)                         Material Changes. Since December 31, 2004, the date of the latest audited financial statements of the Company, except as disclosed in the financial statements filed in Pink Sheets, LLC (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities that would not be required to be reflected in the Company’s financial statements pursuant to GAAP or that would not be required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity incentive plans, stock option plans, stock option agreements, restricted stock agreements, stock ownership plans or dividend reinvestment plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(j)                         Litigation. Except as disclosed in the Disclosure Materials, there are no actions, suits, inquiries, notices of violation, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)                      Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with, respect to any of the employees of the Company or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect.

(l)                         Taxes. Each of the Company and its Subsidiaries has filed all necessary material federal, state and foreign income and franchise tax returns and has paid or accrued all material taxes shown as due thereon, and neither the Company nor any of its Subsidiaries has knowledge of a tax deficiency which has been or might be asserted or threatened against it which could reasonably be expected to result in a Material Adverse Effect.

(m)                   Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, could result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) to the Company’s knowledge, is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, kickbacks and false claims in healthcare programs, occupational health and safety, product quality and safety and employment, labor matters, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder promulgated by the Commission, except where such noncompliance would not have or reasonably be expected to result in a Material Adverse Effect.

(n)                     Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, if any, and in Pink Sheets, LLC, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o)                     Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for (i) Liens described on Schedule 3.1(o) of the Disclosure Schedules, (ii) Liens as do not materially affect the value of such property, do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries, (iii) Liens for taxes not yet due and payable and (iv) Liens which would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect. To the Company’s knowledge, any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

(p)                     Patents and Trademarks. The Company and the Subsidiaries own (and are the record owner of) or possess adequate licenses to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, confidential information, technology and other similar rights (and all goodwill associated therewith) that are necessary or that are used in connection with their respective businesses and which the failure to so own or have would, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Except as set forth in the Disclosure Materials, neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights violates or infringes upon or conflicts with the rights of any Person. Except as set forth in the Disclosure Materials, or as would not reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(q)                     [Intentionally Omitted.]

(r)                        Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(s)                      Price of Common Stock. The Company has not taken, and will not take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of the Common Stock to facilitate the sale or resale of the Securities.

(t)                        Transactions With Affiliates and Employees. Except as set forth in the Pink Sheets, LLC and the attached Exhibit 3.1(t), none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors) which would be required to be disclosed by the Company pursuant to Item 402 under Regulation S-K under the Exchange Act, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $5,000.00 other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements, whether or not issued, under any stock option plan of the Company.

(u)                     Internal Accounting Controls. The Company and each of its subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(v)                     Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(w)                   Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(x)                       Certain Registration Matters. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers under the Transaction Documents.

(y)                     Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(z)                       Listing and Maintenance Requirements. Except as specified in the Disclosure Materials, the Company has not, in the twenty-four months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Company is in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Pink Sheets.

(aa)                Investment Company. The Company is not, and after giving effect to the sale of the Securities and the application of the net proceeds therefrom, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or an Affiliate of an “investment company.”

(bb)              No Additional Agreements. The Company does not have any agreement or understanding with any Purchaser with respect to the transactions contemplated by the Transaction Documents other than as specified in this Agreement.

(cc)                Disclosure. The Company confirms that, neither the Company nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement furnished by or on behalf of the Company are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(dd)              Regulation D. None of the Company or any affiliate (as defined in Rule 501(b) of Regulation D (“Regulation D”) under the Securities Act) of the Company has directly, or through any agent, (a) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration of the Securities under the Securities Act, or (b) engaged in or used any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the sale of the Securities, including articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(ee)                Acknowledgment Regarding Purchasers’ Purchase of Company Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company or any other Purchaser (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Document and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

3.2                    Representations and Warranties of the Purchasers. Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)                      Organization; Authority. Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Purchaser is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms.

(b)                     Investment Intent. Such Purchaser is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Purchaser’s right, subject to the provisions of this

Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and otherwise in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time. Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)                      Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)                     Experience of such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. Such Purchaser has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Securities.

(e)                      General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. At no time was the Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television, or to the Purchaser’s knowledge, any other form of general advertising or solicitation in connection with the offer, sale and purchase of the Securities.

(f)                        Registration Required. Such Purchaser hereby covenants with the Company not to, directly or indirectly, offer, sell, pledge, transfer, or otherwise dispose of (or solicit offers to buy, purchase or otherwise acquire or take pledge of) any of the Securities without complying with the provisions hereof, the Registration Rights Agreement and the Securities Act and the applicable rules and regulations of the Commission thereunder, including without limitation, the prospectus delivery requirement under the Securities Act to be satisfied (unless such Purchaser is selling such Securities in a transaction not subject to the prospectus delivery requirement), and such Purchaser acknowledges that the certificates evidencing the Shares will be imprinted with a legend that prohibits their transfer except in accordance therewith.

(g)                     Access to Information. Such Purchaser acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

(h)                     Certain Fees. Except for the fees that will be payable by the Company under Section 3.1(w), such Purchaser has not entered into any agreement or arrangement that would entitle any broker or finder to compensation by the Company in connection with the sale of the Company Securities to such Purchaser.

(i)                         Broker-Dealer Status. Such Purchaser is not and is not required to be registered as a broker-dealer pursuant to the Exchange Act.

(j)                         Reliance. Such Purchaser understands and acknowledges that (i) the Securities are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration requirements of the Securities Act and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and warranties and such Purchaser hereby consents to such reliance.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1                    Transfer Restrictions.

(a)                      The Securities may only be disposed of in compliance with state and federal securities laws, including pursuant to an exemption therefrom. In connection with any transfer of the Securities other than pursuant to an effective registration statement, pursuant to paragraph (k) of Rule 144, to the Company, to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)                     The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of a legend on any of the Securities in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH

APPLICABLE STATE SECURITIES LAWS. SUBJECT TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501 (a) UNDER THE SECURITIES ACT.

The Company acknowledges and agrees that, subject to compliance with applicable securities laws, a Purchaser may from time to time pledge and/or grant a security interest pursuant to a bona fide margin agreement in a bona fide margin account and, if required under the terms of such arrangement, agreement or account, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. No notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

(c)                      Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Shares pursuant to Rule 144, or (iii) if such Shares are eligible for sale or are sold under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). Promptly following effectiveness of a registration statement contemplated under clause (i) of this Section 4.1(c), the Company shall, or shall cause its counsel to, deliver to the Company’s transfer agent written notice that such a registration statement is effective, and that such Shares may be sold pursuant thereto by Purchasers without any legend. In addition, in the case of clause (ii) of this Section 4.1(c), the Company shall, if requested by its transfer agent, direct the Company’s counsel to issue a legal opinion to such transfer agent to effect the removal of the legend hereunder and, if required by the Company’s transfer agent, such legal opinion need not be issued until the Company’s transfer agent has first received a copy of the Purchaser’s broker representation letter relating to the Purchaser’s Shares. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than four Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Shares with a restrictive legend (such date, the “Legend Removal Date”), direct the transfer agent to deliver to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

(d)                     Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon (i) the Company’s reliance that the Purchaser will sell any Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and/or (ii) that in the context of a sale under Rule 144, if requested by the Company’s transfer agent, the Purchaser shall have delivered to the transfer agent a broker representation letter relating to the Purchaser’s Shares.

4.2                    Furnishing of Information. As long as any Purchaser owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports, if any, required to be filed by the Company after the date hereof pursuant to the Exchange Act and Pink Sheets, LLC. Upon the request of any such holder of Securities, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence unless such statement has been included in the Company’s most recent report filed pursuant to Section 13 or Section 15(d) of the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3                    Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchasers or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

4.4                    [Intentionally Omitted.]

4.5                    Rights to Purchase.

(a)                      Right to Participate in Certain Sales of Additional Securities. The Company agrees that it will not sell or issue: (a) any shares of capital stock of the Company, (b) securities convertible into or exercisable or exchangeable for capital stock of the Company or (c) options, warrants or rights carrying any rights to purchase capital stock of the Company (in each case, “Additional Shares”), unless the Company first complies with all of the provisions of this Section 4.5.

(b)                     Participation Right. The Company will not sell or issue any Additional Shares unless it first submits a written notice to each Purchaser (each an “Applicable Investor” and collectively “Applicable Investors”), identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Applicable Investor the opportunity to purchase its Pro Rata Allotment (as defined below) of the securities (subject to increase for over-allotment in the discretion of the board of the Company if some Applicable Investors do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties. The Company’s offer shall remain open and irrevocable for a period of 7 business days following receipt by the Applicable Investors of such written notice.

(c)                      Applicable Investor Acceptance. Each Applicable Investor may elect to purchase the securities so offered by giving written notice thereof to the Company within such 7 business day period, including in such written notice the maximum number of shares of capital stock or other securities of the Company that the Applicable Investor wishes to purchase, including the number of such shares it would purchase if one or more other Applicable Investors do not elect to purchase their respective Pro Rata Allotments.

(d)                     Calculation of Pro Rata Allotment. Each Applicable Investor’s “Pro Rata Allotment” of such securities shall be based on the ratio which the number of shares of Common

Stock owned by such Applicable Investor on a fully-diluted basis bears to all of the issued and outstanding Common Stock owned by all Stockholders on a fully-diluted basis as of the date of such written offer. If one or more Applicable Investors do not elect to purchase their respective Pro Rata Allotment, the Company shall allocate such additional shares to third party purchasers or to each of the electing Applicable Investors on a pro rata basis based upon the relative holdings of shares of each of the electing Applicable Investors in the case of over-subscription.

(e)                      Sale to Third Party. Any securities so offered that are not purchased by the Applicable Investors pursuant to the offers set forth in Section 4.5(b) above, may be sold by the Company at any time within 60 calendar days following the termination of the 7 business day period described in Section 4.5(b), but only on terms and conditions substantially identical (including price) to the purchasers than those set forth in the notice to the Applicable Investors.

(f)                        Assignment of Rights. Each Applicable Investor shall have the right to assign its rights under this Section 4 to any permitted transferee,

4.6                    Full-Ratchet Anti-Dilution. In the event the Company sells Additional Shares for consideration per share less than the consideration per share paid by Purchaser or convertible into shares of Common Stock at a price per share less than the conversion price per share granted to Purchaser (as adjusted for stock splits, stock dividends, reclassifications, reorganizations or other similar transactions), then the Company shall issue Purchaser, concurrently with such issue, the number of shares of Common Stock to ensure that Purchaser has the number of shares that it would have had if it purchased Common Stock in such subsequent offering at such lower purchase price or lower the conversion price of Purchaser with regard to the applicable security, if any, to the lowest price at which Additional Shares are convertible into Common Stock.

4.7                    Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.8                    Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate purposes and working capital including the funding of new and existing business initiatives.

4.9                    Reimbursement. If any Purchaser becomes involved in any capacity in any Proceeding by or against any Person who is a stockholder of the Company (except as a result of sales, pledges, margin sales and similar transactions by such Purchaser to or with any current stockholder), solely as a result of such Purchaser’s acquisition of the Securities under this Agreement, the Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred; provided, that the Company shall only be required to reimburse any Purchaser pursuant to this Section 4.9 with respect to a Proceeding in which (i) the Proceeding primarily results from the Company’s breach of the terms of this Agreement and (ii) the Proceeding does not primarily result from any action in violation of the terms of this Agreement or other wrongful acts by the Purchaser requesting reimbursement. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of the Purchasers who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers and any such Affiliate and any such Person. The Company also agrees that neither the Purchasers nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any Person asserting claims on behalf of or in right of the company solely as a result of acquiring the Securities under this Agreement.

4.10              Reservation of Common Stock. As of the Closing Date, the Company shall have reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and to issue Warrant Shares pursuant to the Warrants.

ARTICLE V.
MISCELLANEOUS

5.1                    Fees and Expenses. The Company shall pay the fees and expenses of Purchaser and the Company and their advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Securities.

5.2                    Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3                    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:30 p.m. (Chicago time) on a Trading Day or by email to the email address set forth on the signature pages attached hereto if such email is sent prior to 6:30 p.m. (Chicago time) on a Trading Day, (b) the next Trading Day after the date of transmission or email, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto or by email to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 6:30 p.m. (Chicago time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the Signature pages attached hereto.

5.4                    Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner Impair the exercise of any such right.

5.5                    Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

5.6                    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement in connection with a transfer of Common Stock pursuant to Section 4.1(a) to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers”.

5.7                    No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

5.8                    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Illinois. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Chicago, Illinois for the adjudication of any dispute hereunder or in connection herewith, or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9                    Survival. The representations, warranties, agreements and covenants contained herein shall survive each Closing and the delivery of the Securities.

5.10              Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11              Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12              Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities.

5.13              Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including, recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14              Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Purchasers.

ARTICLE VI.
CONDITIONS

6.1                    Conditions to the Closing of the Purchasers. Each Purchaser’s obligation to purchase the portion of the Securities being issued at the Closing is subject to the satisfaction, or waiver by such Purchaser, of the following conditions:

(a)                      Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (or if qualified as to materiality or a Material Adverse Effect, true and correct in all respects) as of such date) as though made on and as of the Closing Date.

(b)                     Performance of Obligations of Company. The Company shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

6.2                    Conditions to the Closing of the Company. The Company’s obligation to issue and sell the portion of the Securities being issued at the Closing is subject to the satisfaction, or waiver by the Company, of the following conditions:

(a)                      Representations and Warranties. The representations and warranties of each Purchaser set forth in this Agreement shall be true and correct in all material respect as of the date of this Agreement and as of the Closing Date (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date) as though made on and as of the Closing Date.

(b)                     Performance of Obligations of the Purchasers. Each of the Purchasers shall have performed in all material respects all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NATIONAL STORM MANAGEMENT, INC.

	By:	/s/ Terry Kiefer
	Name:	Terry Kiefer
	Title:	President

With copy to (which shall not constitute notice):	Address for Notice:

999 N. Main Street
Suite 202
Glen Ellyn, IL 60137
Mark Noffke 999 N. Main Street Suite 202 Glen Ellyn, IL 60137

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOR PURCHASERS FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NITE CAPITAL, L.P.

By:
Name:
Title: Manager

[SIGNATURE PAGE CONTINUED]

Schedule A

LIST OF PURCHASERS

Purchaser Name	Address	Subscription Amount	Number of Units at Closing
Nite Capital, L.P.	100 East Cook Avenue, Suite 201 Libertyville, IL 60048	$150,000	1,000,000

Disclosure Schedule

National Storm Management, Inc
Securities Purchase Agreement
Nite Capital, L.P.

Schedule 3.1(j) Litigation:

Pinnacle Roofing Contractors, Inc -

On December 13, 2004 potential name dispute, although litigation has been threaten by Pinnacle Roofing Contractors, Inc no litigation has been filed. Furthermore the parties had been actively engaged in settlement negotiations and appear to close to reaching a mutually agreeable resolution. However, discussion have ceased for over six months.

TB & Associates -

On September 19, 2005 the Company relieved its long term payable obligation with TB & Associates through the issuances of 6,000,000 shares. The agreement was originally entered on June 1, 2001 within The Company’s KSMS - Missouri LLC affiliate. These shares of common stock were issued without any restriction, in reliance upon TB & Associates outside counsel. The Company believes that the issuance of these shares without restrictions, and the subsequent sale by the recipient, have sufficient documentation to support the Company’s actions as promulgated under rule 144(a)(k) of the Securities Act of 1933. To date, there has not been any action by any regulatory enforcement agency questioning this transaction for a possible violation under federal and slate securities laws. Therefore, it is not determinable if a liability exists for this security issuance. Given the material nature of shares issued the Company believes that this must be disclosed.

U.S. Securities and Exchange Commission (SEC) non- public fact finding inquiry- On September 22, 2005 the Company along with several other Micro Cap Companies received a request for documents surrounding the creation of the public shell company by the Company’s former owners used in the reverse merger transaction on February 24, 2005 with National Storm Management Services, Inc. and the Company formerly named “18th letter Inc.” The SEC has not ruled on this manner and The Company believes all documents in the creation of the shell were appropriately applied and will withstand any further inquiry.

This combination of National Storm Management, Inc. (formerly 18th letter Inc) and National Storm Management Services, Inc. was treated as a recapitalization of National Storm Management Services, Inc. and all equity transactions have been revised to reflect the recapitalization. As a result of the merger, the shareholders of National Storm Management Services, Inc. received approximately 85% of the then issued and outstanding common stock of the Company on a fully diluted basis, which resulted in National Storm Management Services, Inc. being treated as the accounting acquirer and thus the operations and the financial statements of National Storm Management Services, Inc. prior to the merger have become those of the Company. In connection with the merger, the Company changed its name to National Storm Management, Inc.

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General Manners -

The Company is involved in certain litigation arising in the normal course of business. In the opinion of management, the ultimate resolution of such pending litigation would not materially affect its financial condition or results of operations.

Schedule 3.1(t) Transactions with Affiliates and Employees:

EXECUTIVE COMPENSATION

The following compensation table sets forth all cash compensation paid by the Company to its executive officers and directors for the past two completed fiscal years:

Summary Compensation Table

Name and		Annual Compensation		Long Term Compensation
Principal Position	Year	Salary	Bonus	Securities Stock Options	All Other Compensation
Terry Kiefer	2003	$107,000			$32,315
President, CEO	2004	$111,100	$6,000		$100,946

Don Humphrey	2003	$91,000	$37,390
Vice President	2004	$109,000	$71,000	5,000,000

Mark Noffke	2003
CFO	2004	$63,808	$2,000	2,000,000	$330

Stock Options and Long Term Incentive Plans

The Company has extended the option to purchase Eighteen Million (18,000,000) Common shares of the Company at a price of $0.001 per share to employees in various management positions (see “Security Ownership of Certain Beneficial Owners and Management”).

The Company does not currently have Long Term Incentive Plans in place however, management plans to implement such plans for its employees in the future.

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EMPLOYMENT AGREEMENTS AND FUTURE EXECUTIVE COMPENSATION

The Company does not currently maintain employment agreements with its officers and directors. The company intends to pay its Executives and Directors salaries, wages, or fees commensurate with experience and industry standards in relationship to the future success of the Company.

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Exhibit A

FORM OF REGISTRATION RIGHTS AGREEMENT